Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

Exhibit 10.6

AMENDED AND RESTATED OFFER LETTER AND CHANGE IN CONTROL AGREEMENT

This Amended and Restated Offer Letter and Change in Control Agreement (“Agreement”) is made effective as of June 3, 2015 (“Effective Date”), by and between Oportun Financial Corporation (formerly Progreso Financiero Holdings, Inc.), a Delaware corporation (the “Company”), and Raul Vazquez (“Executive”). For purposes of this Agreement, the “Company” shall mean the Company and its subsidiaries.

Executive is currently employed by the Company as its Chief Executive Officer pursuant to the terms of an offer letter from the Company dated April 6, 2012 (the “Offer Letter”). Executive and the Company also entered into a Change in Control Agreement dated August 27, 2013 (the “Change in Control Agreement”). Executive and the Company hereby agree to amend and restate the Offer Letter and the Change in Control Agreement. The terms and conditions set forth in this Agreement shall become effective as of the Effective Date, and shall supersede and replace the terms and conditions set forth in the Offer Letter and the Change in Control Agreement. The parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Cause” shall mean any of the following: (i) Executive’s gross negligence or willful misconduct in the performance of his duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in material damage to the Company or its subsidiaries; (ii) Executive’s habitual neglect of or failure to perform Executive’s duties of consulting or employment, which neglect or failure is not cured within thirty (30) days after written notice thereof is received by Executive; (iii) misappropriation or material theft of the assets of the Company; (iv) Executive’s failure to cooperate with the Company in any investigation or formal proceeding initiated by a governmental authority or otherwise approved by the Board or the Audit Committee of the Board, which failure is not cured within thirty (30) days after written notice thereof is received by Executive; (v) Executive’s conviction of or plea of guilty or nolo contendere to felony criminal conduct or material misconduct involving moral turpitude or sexual harassment; (vi) Executive’s material violation of Executive’s PIIA (as defined below) or similar agreement that Executive has entered into with the Company; or (vii) Executive’s material breach of any obligation or duty under this Agreement or material violation of any written employment or other written policies that have previously been furnished to Executive, which breach or violation is not cured within thirty (30) days after written notice thereof is received by Executive, if such breach or violation is capable of being cured.

(c) “Change in Control” shall mean and include each of the following:

(i) A transaction or series of transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

(ii) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 1(c)(ii)(B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Subject to the definitions above, the Board shall have authority, which shall be exercised in its reasonable discretion, to determine the date of the occurrence of such Change in Control and interpret any incidental matters relating thereto.

(d) “Good Reason” shall mean the occurrence of any of the following events or conditions without Executive’s written consent:

(i) a material adverse change in Executive’s title, authority, duties or responsibilities;

(ii) a material diminution in Executive’s base compensation;

(iii) the Company’s requirement that Executive relocate Executive’s primary work location to a location that increases Executive’s one-way commute by more than twenty-five (25) miles; or

(iv) any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to Executive under this Agreement.

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Executive’s written consent within thirty (30) days of the occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive. Any voluntary Separation from Service (as defined below) for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is ninety (90) days following the initial occurrence of one of the foregoing events or conditions without Executive’s written consent. Executive’s voluntary Separation from Service by reason of resignation from employment with the Company for Good Reason shall be treated as involuntary.

(e) “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other interpretive guidance thereunder.

(f) “Separation from Service” means an involuntary separation from service within the meaning of Section 409A of the Code.

Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

(g) “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

(h) “PIIA” means Executive’s Proprietary Information and Inventions Agreement with the Company dated April 9, 2012.

2. Position. Executive shall remain employed as the Company’s Chief Executive Officer, reporting to the Board. Executive shall remain a member of the Board during the term of Executive’s employment with the Company. Executive shall devote Executive’s best efforts and full business time, skill and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the performance of Executive’s duties for the Company. Notwithstanding the foregoing, it is acknowledged and agreed that Executive may engage in civic and not-for-profit activities and/or serve on the boards of directors of non-competitive private or public companies; provided, in each case, that Executive notify the Board of such engagements in advance and such activities do not materially interfere with the performance of Executive’s duties under this Agreement.

3. Cash Compensation. Executive’s current annual salary is $350,000.00, which is payable bi-weekly in accordance with the Company’s regular payroll schedule. Executive’s salary will be reviewed from time-to-time, generally on an annual basis.

4. Incentive Compensation. Executive will be eligible to participate in the Company’s annual incentive plan for executive officers that rewards employees for achievement of individual, business unit, and corporate financial and operational goals to be determined by the Compensation Committee of the Board after discussing such objectives with Executive. Executive’s target bonus is 100% of Executive’s annual base salary, however, the Committee may award a bonus in excess of Executive’s target amount (with no maximum amount), in its sole discretion, based upon Executive’s individual achievements. Executive must remain an active employee through the end of any given calendar year in order to earn a bonus for that year and any such bonus will be paid prior to March 15 of the year following the year in which Executive’s right to such amount became vested. Except as set forth in this Agreement, Executive will not be eligible for, and will not earn, any bonus (including a prorated bonus) if Executive’s employment terminates for any reason before the end of the calendar year.

5. Benefits. Executive shall continue to be eligible to participate in the employee benefit plans that are generally made available to the employees of the Company, subject to their terms and conditions.

6. Paid Time-Off. Executive shall continue accruing paid sick and vacation days at the rate of twenty (20) business days per year.

7. Indemnification. Executive shall continue to be entitled to indemnification in accordance with the Company’s Bylaws and the terms of the form of Indemnification Agreement between the Company and its officers, as has been provided to Executive.

8. Equity. Executive has already been granted Stock Awards, which shall continue to be governed by the terms of the applicable stock option and equity incentive award plans or agreements and grant notices.

9. Severance Benefits. If, at any time, the Company terminates Executive’s employment without Cause (other than as a result of Executive’s death or disability) or Executive resigns for Good Reason, provided such termination or resignation constitutes a Separation from Service, then subject to Sections 12 and 13 below, Executive’s continued compliance with Section 14 below, and Executive’s resignation from the Board, to be effective no later than Executive’s Separation from Service date (or such earlier date as requested by the Board), the Company shall provide Executive with the following severance benefits:

Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

(a) The Company shall pay Executive, as severance, the amount equal to one and one-half (1.5) years of Executive’s then current base salary, less all applicable withholdings and deductions, paid in a lump sum on the sixtieth (60th) day following Executive’s Separation from Service date (the “Severance”);

(b) The Company shall pay Executive the amount equal to Executive’s target bonus for the year in which Executive’s termination is effective, prorated for the amount of time during that year that Executive was employed by the Company, paid in a lump sum on the sixtieth (60th) day following Executive’s Separation from Service date (the “Prorated Target Bonus”);

(c) The Company shall accelerate the vesting of each of Executive’s outstanding Stock Awards that would have vested if Executive’s continuous service to the Company had continued until the date that is one (1) year after Executive’s Separation from Service date (the “Accelerated Vesting”); and

(d) The Company shall continue to pay the cost of Executive’s health care coverage in effect at the time of Executive’s employment termination for a maximum of twelve (12) months, either under the Company’s regular health plan (if permitted), or by paying Executive’s COBRA premiums (the “COBRA Severance,” together with the Severance, Prorated Target Bonus and Accelerated Vesting, the “Severance Benefits”). The Company’s obligation to pay the COBRA Severance on Executive’s behalf will cease if Executive obtains health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. Executive must notify the Company within two (2) weeks if Executive obtains coverage from a new source. This payment of COBRA Severance by the Company would not expand or extend the maximum period of COBRA coverage to which Executive would otherwise be entitled under applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including without limitation Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive group health coverage in effect on the date of Executive’s termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether Executive elects COBRA continuation coverage and shall end on the earlier of (i) the date upon which Executive obtains other employment or (ii) the last day of the twelfth (12th) calendar month following Executive’s Separation from Service date.

10. Change in Control Benefits. If: (a) the Company terminates Executive’s employment without Cause (other than as a result of Executive’s death or disability) or Executive resigns for Good Reason; (b) such termination or resignation constitutes a Separation from Service; and (c) such termination or resignation occurs within ninety (90) days prior to a Change in Control or within twelve (12) months following a Change in Control, then subject to Sections 12 and 13 below and Executive’s continued compliance with Section 14 below, the vesting and/or exercisability of each of Executive’s outstanding Stock Awards shall be accelerated in full effective as of Executive’s Separation from Service date (the “Change in Control Acceleration”).

11. Resignation Without Good Reason; Termination for Cause; Death or Disability. If, at any time, Executive resigns Executive’s employment without Good Reason, or the Company terminates Executive’s employment for Cause, or if either party terminates Executive’s employment as a result of Executive’s death or disability, Executive will receive Executive’s base salary accrued through Executive’s last day of employment, as well as any unused vacation (if applicable) accrued through Executive’s last day of employment. Under these circumstances, Executive will not be entitled to any other form of compensation from the Company, including any Severance Benefits or Change in Control Acceleration,

Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

other than Executive’s rights to the vested portion of Executive’s Stock Awards and any other rights to which Executive is entitled under the Company’s benefit programs. In addition, if Executive is a member of the Board, Executive shall resign from the Board, to be effective no later than the date of Executive’s termination (or such earlier date as requested by the Board).

12. Release. Prior to receipt of the Severance Benefits or Change in Control Acceleration described above, Executive shall execute, and allow to become effective, a release of claims in favor of the Company (the “Release”) in substantially the form attached hereto as Exhibit A within the time frame set forth therein, but not later than sixty (60) days following Executive’s Separation from Service date. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s continuing obligations to the Company (including but not limited to obligations under the PIIA). Unless a Change in Control has occurred, the Board, in its sole discretion, may modify the form of the required Release to comply with applicable law and shall determine the form of the required Release, which may be incorporated into a termination agreement or other agreement with Executive.

13. Return of the Company’s Property. If Executive’s employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate his offices prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of Executive’s employment in any manner, as a condition to Executive’s receipt of the Severance Benefits or Change in Control Acceleration, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Executive shall deliver to the Company a signed statement certifying compliance with this Section 13 prior to the receipt of the Severance Benefits or Change in Control Acceleration.

14. Confidentiality and Proprietary Rights. Executive and the Company have executed the PIIA, a copy of which is attached to this Agreement as Exhibit B and incorporated herein by reference. The Company shall be entitled to cease all benefits owing to Executive under this Agreement in the event of Executive’s material breach of this Section 14.

15. Parachute Payments.

(a) Except as otherwise expressly provided in a written agreement between Executive and the Company, if any payment or benefit Executive would receive in connection with a Change in Control from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (B) the largest portion, up to and including the total, of the Payment, whichever amount ((A) or (B)), after taking into account all applicable federal, state, provincial, foreign, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction in the payments and/or benefits will occur in the manner that results in the greatest economic benefit to Executive, as determined in this Section 15; provided, however, that if more than one method of reduction will result in the same economic benefit, the portions of the Payment shall be reduced pro rata.

Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

(b) The professional firm engaged by the Company for general tax purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 15. If the professional firm so engaged by the Company is serving as an accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such professional firm required to be made hereunder. Any good faith determinations of the professional firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

16. At Will Employment Relationship. Executive’s employment with the Company is at will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either Executive or the Company. It also means that Executive’s job duties, title, responsibility and reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed at any time in the sole discretion of the Company. However, the “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee of the Company and may not be changed, except by specific written agreement signed by Executive and an authorized representative of the Company. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

17. Company Policies. Executive is expected to continue complying with the Company’s policies and procedures, personnel and otherwise, as those policies and procedures are amended from time to time in the Company’s discretion.

18. Agreement to Arbitrate. To ensure the rapid and economical resolution of disputes that may arise under or relate to this Agreement or Executive’s employment relationship, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the performance, enforcement, execution, or interpretation of this Agreement, Executive’s employment or the termination of Executive’s employment (collectively, “Claims”), shall be resolved to the fullest extent permitted by law, by final, binding, and (to the extent permitted by law) confidential arbitration conducted by JAMS, Inc. (“JAMS”) before a single arbitrator in San Jose, California in accordance with the JAMS Employment Arbitration Rules and Procedures (which are available for review at http://www.jamsadr.com/rules-employment-arbitration/). Claims subject to this arbitration provision shall include, but not be limited to: Claims pursuant to any federal, state or local law or statute, including (without limitation) the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act of 1990; the federal Fair Labor Standards Act; the California Fair Employment and Housing Act; and Claims in contract, tort, or common law, including (without limitation) Claims for breach of contract or other promise, discrimination, harassment, retaliation, wrongful discharge, fraud, misrepresentation, defamation and/or emotional distress; provided, however, that this provision shall exclude Claims that by law are not subject to arbitration. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of all Claims and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all JAMS fees in excess of the amount of filing and other court-related fees Executive would have been required to pay if the Claims were asserted in a court of law. Executive and the Company acknowledge that, by agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any Claims through a trial by jury or judge or by administrative proceeding. Nothing in this Agreement shall prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

19. General Provisions.

(a) Successors and Assigns. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder; provided, further, that the failure of any such successor to so assume this Agreement shall constitute a material breach of this Agreement. As used in this Agreement, the “Company” shall mean the Company as defined above and any successor to its business and/or assets as provided in this Section 19(a) that assumes and agrees to perform this Agreement by operation of law or otherwise. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b) Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(c) Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

(d) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.

(e) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address set forth below and to the Company at its principal place of business, or such other address as either party may specify in writing.

(f) Survival. Sections 1 (“Definitions”), 7 (“Indemnification”), 9 (“Severance Benefits”), 10 (“Change in Control Benefits”), 12 (“Release”), 13 (“Return of the Company’s Property”), 14 (“Confidentiality and Proprietary Rights”), 18 (“Dispute Resolution”) and 19 (“General Provisions”) of this Agreement shall survive the termination of Executive’s employment with the Company.

Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

(g) Entire Agreement. The terms set forth in this Agreement supersede and replace the terms of Executive’s Offer Letter and Change in Control Agreement and, together with Executive’s PIIA, constitute the entire agreement between Executive and the Company regarding this subject matter. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(h) Compliance with Section 409A. It is intended that the Severance Benefits and Change in Control Acceleration set forth in this Agreement satisfies, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (Section 409A of the Code, together, with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4) and 1.409A-1(b)(5). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits or Change in Control Acceleration constitutes “deferred compensation” under Section 409A and Executive is, on the date of his Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefits and Change in Control Acceleration shall be delayed until the earliest of: (i) the date that is six months and one day after Executive’s Separation from Service date, (ii) the date of Executive’s death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this Section 19(h) shall be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred.

(i) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

OPORTUN FINANCIAL CORPORATION

Dated: June 3, 2015	By:	/s/ Scott Harvey
	Name:	Scott Harvey
	Title:	Chief Legal Officer

RAUL VAZQUEZ

Dated: June 3, 2015	/s/ Raul Vazquez

Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into by and between Raul Vazquez (“Executive”) and Oportun Financial Corporation (formerly Progreso Financiero Holdings, Inc.), a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”), effective as of the Effective Date (defined below).

WHEREAS, Executive and the Company are parties to that certain Amended and Restated Offer Letter and Change in Control Agreement dated June 3, 2015 (the “Agreement”);

WHEREAS, the Parties agree that Executive is entitled to certain severance and change in control benefits under the Agreement, subject to Executive’s execution of this Release; and

WHEREAS, the Company and Executive now wish to fully and finally resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits and/or change in control benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that Executive would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1. General Release of Claims by Executive.

(a) Except as otherwise set forth in this Release, Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which Executive has or may have had against the Company Releasees based on any events or circumstances arising or occurring on or prior to the date Executive signs this Release (the “Released Claims”). The Released Claims include, but are not limited to: (i) all claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof; (ii) all claims related to Executive’s compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964; the federal Americans with Disabilities Act; the federal Rehabilitation Act of 1973; the federal Age Discrimination in Employment Act (“ADEA”); the federal Equal Pay Act; the federal Family and Medical Leave Act (“FMLA”); the federal Fair Labor Standards Act of 1938; the federal Employee Retirement Income Security Act; the California Family Rights Act (“CFRA”); the California Labor Code; and the California Fair Employment and Housing Act.

Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

Notwithstanding the foregoing, Executive understands that the following rights or claims are not included in the Release (the “Excluded Claims”):

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv) Claims for indemnity under the bylaws of the Company, as provided for by California law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company;

(v) Claims based on any right Executive may have to enforce the Company’s executory obligations under the Agreement;

(vi) Claims that are not waivable under applicable law; and

(vii) Claims Executive may have to vested or earned compensation and benefits.

In addition, Executive understands that nothing in this Release prevents Executive from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other government agency, except that Executive hereby waives Executive’s right to any monetary benefits in connection with any such claim, charge or proceeding. Executive hereby represents and warrants that, other than the Excluded Claims, Executive is not aware of any claims Executive has or might have against the Released Parties that are not included in the Released Claims.

(b) In giving the releases set forth in this Release, which include claims which may be unknown or unsuspected by Executive at present, Executive acknowledges that Executive has read and understands Section 1542 of the California Civil Code which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown or suspected claims granted in this Release.

(c) Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA, and that the consideration given for the waiver and release herein is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing, as required by the ADEA, that: (i) Executive’s waiver and release do not apply to any rights or claims that may arise after the date Executive

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Pursuant to 17 C.F.R. Section 200.83

signs this Release; (ii) Executive should consult with an attorney prior to signing this Release (although Executive may choose voluntarily not do so); (iii) Executive has twenty-one (21) days to consider this Release (although Executive may choose voluntarily to sign this Release earlier); (iv) Executive has seven (7) days following the date Executive signs this Release to revoke the Release by providing written notice of Executive’s revocation to the Board; and (v) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after Executive signs this Release (the “Effective Date”).

2. Representations. Executive represents and warrants that: (a) Executive has been paid all compensation owed and for all time worked; (b) Executive has received all the leave and leave benefits and protections for which Executive is eligible, pursuant to FMLA, CFRA, the Company’s policies, or applicable law; and (c) Executive has not suffered any on-the-job injury or illness for which Executive has not already filed a workers’ compensation claim.

3. Proprietary Information Obligations. Executive hereby acknowledges and reaffirms Executive’s continuing obligations under Executive’s Proprietary Information and Inventions Agreement with the Company dated April 9, 2012.

4. No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Released Claim that Executive may have against the Company Releasees. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

5. Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

6. Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Agreement. This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

7. Governing Law. This Release will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.

8. Entire Agreement. This Release and the Agreement constitute the entire agreement of the Parties regarding the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

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Pursuant to 17 C.F.R. Section 200.83

9. Counterparts. This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

RAUL VAZQUEZ	OPORTUN FINANCIAL CORPORATION

By:

Print Name:	Print Name:

Date:	Title:

Date:

Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

EXHIBIT B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT